EXHIBIT 14.1

PORTSMOUTH SQUARE, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to Portsmouth Square, Inc. (“Portsmouth” or the “Company”) Senior Financial Officers. “Senior Financial Officers” shall include the principal executive officer, the principal accounting officer or controller, or persons performing similar functions, including Portsmouth’s President and Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, and such other individuals as determined from time to time by the Audit Committee of the Company for purposes of this Code of Ethics. The Company expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by Portsmouth’s other corporate policies and procedures adopted from time to time by the Company. This Code of Ethics supplements the foregoing with respect to all Senior Financial Officers.

Portsmouth’s Senior Financial Officers will:

1. Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;

2. Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the Company’s Audit Committee or the Company’s counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Portsmouth files with, or submits to, the Securities and Exchange Commission and in other public communications made by Portsmouth;

4. Comply with applicable governmental laws, rules and regulations, as well as applicable SEC rules and regulations;

5. Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

6. Promote ethical and honest behavior among employees under your supervision; including by setting appropriate “tone at the top” and supporting internal control compliance, and

7. Promptly report any possible violation of this Code of Ethics to the Audit Committee or the Company’s counsel or through the Company’s whistleblower reporting channel, if available. Retaliation against good-faith reports is prohibited.

All Senior Financial Officers are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence Portsmouth’s independent registered public accounting firm engaged in the performance of an audit or review of the consolidated financial statements of the Company for the purpose of causing the issuance of materially misleading financial statements or audit reports.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law and SEC regulations.

Waivers for the Chief Executive Officer, Principal Financial Officer, or Controller will be disclosed on Form 8-K or the Company’s website, as applicable.

All Senior Financial Officers will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or Portsmouth. No retaliation will be tolerated against anyone who makes a good-faith report or participates in an investigation.

If a Senior Financial Officer has any questions regarding the best course of action in a particular situation, he or she should promptly contact the Chairman of the Audit Committee or the Company’s counsel or use the Company’s anonymous reporting hotline if available. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.